Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Covenant Transport, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-134939, 33-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, and 333-105880) of Covenant Transport, Inc. of our reports dated March 15, 2007, relating to the consolidated balance sheets of Covenant Transport, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the 2006 Annual Report on Form 10-K of Covenant Transport, Inc.

Our report on the consolidated financial statements refers to the adoption of the fair value of recording stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123 effective January 1, 2006, and change in method of accounting for conditional asset retirement obligations in 2005.

/s/ KPMG LLP

Atlanta, Georgia
March 15, 2007

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